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                                                                    EXHIBIT 99.1

PRESS RELEASE

SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS: smith.com

FOR RELEASE

Monday, April 25, 2005

Contact: Margaret K. Dorman
         Chief Financial Officer
         (281) 443-3370

                        SMITH INTERNATIONAL, INC. REPORTS
                   EARNINGS OF 65 CENTS PER SHARE - 48 PERCENT
                             ABOVE PRIOR YEAR PERIOD

      HOUSTON, Texas (April 25, 2005)... Smith International, Inc. (NYSE: SII) today announced record earnings of $66.2 million, or 65 cents per share, for the first quarter of 2005. The Company's net income improved 14 percent on a sequential quarter basis and was 48 percent above last year's first quarter earnings of $44.9 million. The majority of the sequential earnings growth was generated in North America, driven by a favorable offshore business mix, the impact of the seasonal drilling increase in Canada and improved product pricing across the Oilfield segment.

      Revenues for the three months ended March 31, 2005 were $1.3 billion, six percent above the fourth quarter of 2004 and 27 percent higher than the prior year period. Over 90 percent of the sequential revenue growth was reported in North America, influenced by an increase in the number of land-based drilling projects and a favorable customer mix in the U.S. offshore market. Eastern Hemisphere revenues grew three percent over the fourth quarter's levels benefiting from higher drilling activity in the Middle East region and increased demand in Europe/Africa, primarily in the North Sea and West Africa. The majority of the revenue increase over the first quarter of 2004 was generated in the Oilfield segment which reported a 20 percent improvement in business volumes
- significantly outpacing the rate of growth in underlying drilling activity. The favorable comparison was impacted by new contract awards, pricing and recent product introductions.

      M-I SWACO's first quarter revenues totaled $618.5 million, four percent above the fourth quarter of 2004 and 19 percent higher on a year-over-year basis. The majority of the sequential revenue growth was

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generated in North America, influenced by a favorable customer mix in the U.S.
offshore market which resulted in higher sales of premium drilling fluid products. Additionally, increased drilling activity in the North American land-based market and improved product pricing also contributed to the sequential revenue growth. Compared to the prior year period, the majority of the revenue improvement was generated outside of North America, impacted by increased offshore drilling activity and new contract awards in the North Sea and West Africa markets. The higher number of North American land-based drilling programs also influenced the year-over-year revenue comparison.

      Smith Technologies' first quarter revenues totaled $142.2 million, three percent higher on a sequential quarter basis and 13 percent above the March 2004 period. The majority of the sequential revenue improvement was related to higher unit sales of diamond drill bit products. On a geographic basis, the revenue growth was primarily generated in the Middle East region and in Canada, reflecting higher drilling activity in those markets. The year-over-year revenue comparison was influenced by the inclusion of several large international export orders in the first quarter of 2004. After excluding export sales, revenues were 19 percent above the prior year level - significantly outpacing the rate of improvement in the underlying rig count - impacted by increased diamond drill bit business volumes and favorable product pricing.

      Smith Services' revenues totaled $149.4 million, six percent above the fourth quarter of 2004 and 35 percent higher on a year-over-year basis. The majority of the sequential revenue growth was reported in North America attributable to higher drilling activity and increased customer demand for new product introductions, including the Long Reach(TM) Liner Top Packer and the RHINO(R) Reamer downhole tool. Year-over-year, the revenue improvement was influenced by increased demand for tubular products in the U.S. market and the impact of acquisitions, primarily the CanFish operations acquired in July 2004. After excluding the effect of tubular sales, base revenues were 22 percent above the prior year amount reflecting increased worldwide activity levels and new product introductions.

      Wilson reported revenues of $378.0 million, 11 percent higher on a sequential quarter basis and 44 percent above the prior year period. The energy operations accounted for the majority of the sequential revenue growth driven by higher North American drilling and completion activity. Compared to the prior year period, over three-quarters of the revenue improvement was reported by the energy branch operations attributable to increased activity levels, higher demand for tubular products and, to a lesser extent, the impact of new contract awards. Industrial and downstream revenues grew 30 percent above the prior year quarter, primarily associated with increased line pipe project spending by engineering and construction customers.

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      Commenting on the results, Chairman and CEO, Doug Rock stated, "Our revenues and earnings continue to benefit from a better operating environment, which includes improved product pricing. Based on our first quarter results, we believe 2005 annual earnings of $2.65 to $2.75 per share is a reasonable expectation for Smith - with most of the increase over the current Thomson Financial consensus estimate expected to occur in the second half of the year."

      Loren Carroll, Executive Vice President, also noted that, "Our business volumes strengthened throughout the first quarter, enabling Smith to report record revenues and earnings. Our results were above the elevated earnings guidance provided to the market in late January due to higher revenue and profitability levels in our Oilfield segment operations. Oilfield operating margins improved 70 basis points during the first quarter and currently total
15.1 percent of revenues - matching the peak levels reported in the last half of 2001."

      Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets through its four principal business units - M-I SWACO, Smith Technologies, Smith Services and Wilson. The Company will host a conference call today beginning at 2:00 p.m. Central to review the quarterly results. Participants may join the conference call by dialing (706) 634-6555 and requesting the Smith International, Inc. call. A replay of the conference call will also be available through Monday, May 2, 2005 by dialing (706) 645-9291 and entering conference call identification number "5485768".

      Certain comments contained in this news release and today's scheduled conference call concerning the anticipated financial results of the Company constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that Act. Whenever possible, the Company has identified these "forward-looking" statements by words such as "anticipated", "believe", "expect", "expectations" and similar phrases. The forward-looking statements are based upon management's expectations and beliefs and, although these statements are based upon reasonable assumptions, there can be no assurances that the Company's financial results will be as estimated. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of factors, which could impact the Company's results, review the Smith International, Inc. Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission.

      Financial highlights follow:

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                            SMITH INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)

                                                              Three Months Ended
                                                    ----------------------------------------
                                                            March 31,
                                                    -------------------------   December 31,
                                                        2005          2004          2004
                                                    -----------   -----------   ------------
Revenues                                            $ 1,288,198   $ 1,017,788   $  1,217,593
                                                    -----------   -----------   ------------

Costs and expenses:
  Costs of revenues                                     902,786       703,786        846,007
  Selling expenses                                      183,874       160,559        184,382
  General and administrative expenses                    53,366        45,982         56,653
                                                    -----------   -----------   ------------

   Total costs and expenses                           1,140,026       910,327      1,087,042
                                                    -----------   -----------   ------------

Operating income                                        148,172       107,461        130,551

Interest expense                                         10,340         9,439          9,959
Interest income                                            (368)         (365)          (319)
                                                    -----------   -----------   ------------

Income before income taxes and minority interests       138,200        98,387        120,911

Income tax provision                                     45,146        31,845         38,766

Minority interests                                       26,902        21,692         23,914
                                                    -----------   -----------   ------------

Net income                                          $    66,152   $    44,850   $     58,231
                                                    ===========   ===========   ============

Earnings per share:
  Basic                                             $      0.65   $      0.44   $       0.57
                                                    ===========   ===========   ============
  Diluted                                           $      0.65   $      0.44   $       0.57
                                                    ===========   ===========   ============

Weighted average shares outstanding:
  Basic                                                 101,496       101,070        101,388
                                                    ===========   ===========   ============
  Diluted                                               102,435       102,504        102,534
                                                    ===========   ===========   ============

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                            SMITH INTERNATIONAL, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                   (Unaudited)

                                                      March 31,    December 31,
                                                        2005           2004
                                                     -----------   ------------
Current Assets:
    Cash and cash equivalents                        $    66,317   $     53,596
    Receivables, net                                   1,060,133        963,622
    Inventories, net                                     954,802        890,462
    Other current assets                                 106,002        111,952
                                                     -----------   ------------
        Total current assets                           2,187,254      2,019,632
                                                     -----------   ------------

Property, Plant and Equipment, net                       582,413        576,954

Goodwill and Other Assets                                923,238        910,192
                                                     -----------   ------------
        Total Assets                                 $ 3,692,905   $  3,506,778
                                                     ===========   ============

Current Liabilities:
    Short-term borrowings                            $   137,062   $    211,375
    Accounts payable                                     431,036        376,782
    Other current liabilities                            294,007        299,200
                                                     -----------   ------------
        Total current liabilities                        862,105        887,357
                                                     -----------   ------------

Long-Term Debt                                           515,704        387,798

Other Long-Term Liabilities                              177,565        176,129

Minority Interests                                       679,939        654,683

Stockholders' Equity                                   1,457,592      1,400,811
                                                     -----------   ------------
        Total Liabilities and Stockholders' Equity   $ 3,692,905   $  3,506,778
                                                     ===========   ============

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                            SMITH INTERNATIONAL, INC.
                               SUPPLEMENTARY DATA
                                 (In thousands)
                                   (Unaudited)

                                                        Three Months Ended
                                           --------------------------------------------
                                                    March 31,
                                           ---------------------------     December 31,
                                               2005           2004             2004
                                           -----------     -----------     ------------
SEGMENT DATA

REVENUES:
    M-I SWACO                              $   618,546     $   519,085     $   597,176
    Smith Technologies                         142,224         125,341         138,080
    Smith Services                             149,391         111,064         140,980
                                           -----------     -----------     -----------
        Oilfield Products and Services         910,161         755,490         876,236
    Wilson                                     378,037         262,298         341,357
                                           -----------     -----------     -----------
           Total                           $ 1,288,198     $ 1,017,788     $ 1,217,593
                                           ===========     ===========     ===========

OPERATING INCOME:
    Oilfield Products and Services         $   137,856     $   106,412     $   126,397
    Distribution                                13,517           3,066           9,593
    General corporate                           (3,201)         (2,017)         (5,439)
                                           -----------     -----------     -----------
           Total                           $   148,172     $   107,461     $   130,551
                                           ===========     ===========     ===========

OTHER DATA

OPERATING INCOME(a):
    Smith ownership interest               $   112,982     $    79,928     $   100,136
    Minority partner ownership interest         35,190          27,533          30,415
                                           -----------     -----------     -----------
           Total                           $   148,172     $   107,461     $   130,551
                                           ===========     ===========     ===========

DEPRECIATION AND AMORTIZATION(a):
    Smith ownership interest               $    21,901     $    20,533     $    20,869
    Minority partner ownership interest          6,461           5,961           6,338
                                           -----------     -----------     -----------
           Total                           $    28,362     $    26,494     $    27,207
                                           ===========     ===========     ===========

CAPITAL SPENDING(a)(b):
    Smith ownership interest               $    26,991     $    17,712     $    25,603
    Minority partner ownership interest          9,251           4,998          10,278
                                           -----------     -----------     -----------
           Total                           $    36,242     $    22,710     $    35,881
                                           ===========     ===========     ===========

NOTE (a):

The Company derives a significant portion of its revenues and earnings from M-I SWACO and other joint venture operations. Consolidated operating income, depreciation and amortization and capital spending amounts have been broken out between the Company's portion and the minority partners' portion in order to aid in analyzing the Company's financial results.

NOTE (b):

Total capital spending is not reduced for the proceeds arising on lost-in-hole sales or sales of fixed asset equipment replaced. After considering proceeds arising on lost-in-hole sales and sales of fixed asset equipment replaced, capital spending was approximately $31.3 million, $30.3 million and $17.8 million for the three-month periods ended March 31, 2005, December 31, 2004 and March 31, 2004, respectively.